Exhibit 99.1

Contacts:	Jason Khoury Public Relations 650-385-5360 mobile/415-290-5023 jkhoury@informatica.com	Stephanie Moser Investor Relations 650-385-5261 smoser@informatica.com
INFORMATICA NAMES CHUCK ROBEL TO BOARD OF DIRECTORS
Technology-industry veteran brings broad financial and strategy expertise to Informatica
REDWOOD CITY, Calif., November 16, 2005 — Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced the appointment of Chuck Robel to Informatica’s board of directors. A 26-year veteran of PricewaterhouseCoopers, Robel brings a wide range of experience in finance, corporate governance, accounting, mergers and acquisitions as well as technology strategy to the Informatica board.
     “We are very pleased to welcome Chuck Robel to the Informatica board of directors,” said Sohaib Abbasi, chairman and CEO of Informatica. “In his impressive 26-year tenure of pioneering leadership at PricewaterhouseCoopers, Chuck developed an extensive knowledge of our industry by working closely with several hundred technology companies. We will gain from his extraordinary financial expertise and his insightful industry perspectives.”
     “There are tremendous opportunities ahead as the market for Informatica’s solutions continues to grow beyond traditional data warehousing,” said Robel. “I look forward to collaborating with Informatica’s strong management team as the company leads the charge in re-defining the enterprise data integration landscape.”
     Robel is currently general partner and chief of operations for Hummer Winblad Venture Partners. Before joining Hummer Winblad in 2000, he was a partner for 26 years with PricewaterhouseCoopers.
     From 1995 to 2000, Robel led PricewaterhouseCoopers’ High Technology Transaction Services Group in Silicon Valley. Working with over 1,700 staff worldwide,

he advised on strategy, valuation and structuring for more than 400 high-technology mergers and acquisitions.
     From 1985 to 1995, he was the partner in charge of the Software Industry Group at PricewaterhouseCoopers where he assisted software companies in all stages of growth and development. Prior to that, he was with PricewaterhouseCoopers in Los Angeles and Phoenix.
     Robel currently sits on the board of directors of Borland Software and is also chairman of the company’s audit committee. He holds a bachelor’s of science degree in accounting from Arizona State University.
About Informatica
     Informatica Corporation (NASDAQ: INFA) is a leading provider of enterprise data integration software. Using Informatica products, companies can access, integrate, migrate and consolidate enterprise data across systems, processes and people to reduce complexity, ensure consistency and empower the business. More than 2,300 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 650-385-5000 (800-970-1179 in the U.S.), or visit www.informatica.com.
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Note: Informatica is a registered trademark of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.